Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE
October 28, 2025

Federal Home Loan Bank of Indianapolis announces 2025 Board of Directors election results

The Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") today announced the results of the election of two Indiana Member Directors and two Independent Directors to its Board of Directors ("Board"). The following individuals were elected to the Board and will each serve four-year terms beginning Jan. 1, 2026.

The Indiana Member Directors are:

•J. Daniel Maddox, chairman and CEO, Citizens State Bank of New Castle, New Castle, Ind. Maddox, who also served as chief operating officer of Citizens State Bank, serves on the board of the Indiana Bankers Association and the Indiana State Chamber of Commerce. Maddox earned a Bachelor of Arts in History from the University of Vermont, and a Certificate of Executive Leadership from the University of Wisconsin-Madison’s Graduate School of Banking. Maddox joined the FHLBank Indianapolis Board of Directors as an Indiana Member Director in April 2024 and currently serves as the Vice Chair of the Security/Technology Committee.

•Larry W. Myers, president and CEO, First Savings Bank, Jeffersonville, Ind. Myers, who also served as chief operating officer of First Savings Bank, earned a bachelor’s degree in science and an MBA from the University of Kentucky. Myers joined the FHLBank Indianapolis Board of Directors as an Indiana Member Director in 2018 and was elected as Board Vice Chair beginning in January 2025.

The Independent Directors are:

•Michael E. Bosway, financial services executive, Indianapolis, Ind. Bosway retired from Stifel Nicolaus & Company in Indianapolis, where he served as managing director of investments for the Central Great Lakes Division. Previously, he was president and CEO of City Securities Corporation until its merger with Stifel Nicolaus & Company. Bosway earned a bachelor’s degree in economics from the University of Dayton and an MBA from The Ohio State University. Bosway joined the FHLBank Indianapolis Board of Directors as an Independent Director in 2022 and currently serves as the Chair of the Finance/Budget Committee.

•Perry G. Hines, president and CEO, Wheeler Mission, Indianapolis, Ind. Previously, Hines served as chief development officer at Wheeler. He earned a bachelor’s degree in journalism and government from Western Kentucky University, and a master’s degree in business administration and marketing from the University of Minnesota Carlson School of Business. Hines joined the FHLBank Indianapolis Board of Directors as an Independent Director in 2022 and currently serves as the Vice Chair of the Human Resources/Compensation Committee.

Exhibit 99.2

Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent directors are nominated by the Board after consultation with the Bank's Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Media Contact:
For more information, contact John Bingham, SVP, MPP and Corporate Communications, at jbingham@fhlbi.com.

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions.

For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy. Please note that content the Bank shares on its website and social media is not incorporated by reference into any of its filings with the SEC unless, and only to the extent that, a filing by the Bank with the SEC expressly provides to the contrary.